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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
RealNetworks, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-3 of RealNetworks, Inc. of our report dated January 25, 2000 relating to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations and comprehensive loss, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in a Form 8-K of RealNetworks, Inc. filed on or about February 7, 2000. We also consent to reference of our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP


Seattle, Washington
February 7, 2000